VICTORIA LAKE PROPERTY AMENDING AGREEMENT

THIS AMENDING AGREEMENT made the 29th day of April 2004.

BETWEEN:

RUBICON MINERALS CORPORATION, of Suite 888 – 1100 Melville Street, Vancouver, British Columbia, V6E 4A6

(the “Optionor”)

AND:

CROSSHAIR EXPLORATION & MINING CORP. (Formerly “International Lima Resources Corp.”), of Suite 2300, 1066 West Hasting Street, Vancouver, British Columbia, V6E 3X2.

(“Crosshair”)

WHEREAS:

1.

The Optionor and Crosshair entered into an agreement dated February 14, 2003. (the “Original Agreement”).

2.

The Optionor and Crosshair desires to clarify Section 10 - Area of Interest of the Original Agreement by including the following:

“Section 10.1

The acquiring party shall offer the property within 30 days of formal acquisition to the other party in writing for inclusion in the Property and the other party shall have thirty (30) days from the date of written notice by the acquiring party to accept the acquired property for inclusion in the property.  For greater certainty, if the other party does not accept the offer in writing within thirty (30) days, the other party shall be deemed not to have accepted the inclusion of the acquired property for inclusion into the Property.

Formal acquisition shall be the issuance date of a licence or licences for a staking application or the date when an option agreement is fully executed.”

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

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THE COMMON SEAL OF RUBICON MINERALS CORPORATION was hereunto affixed in the presence of: __________________________________________________ Authorized Signatory	) ) ) ) ) ) ) ) ) )	C/S

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THE COMMON SEAL OF CROSSHAIR EXPLORATION & MINING CORP. was hereunto affixed in the presence of: __________________________________________________ Authorized Signatory	) ) ) ) ) ) ) ) ) )	C/S